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EXHIBIT 15.1

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     The management of Companhia Siderúrgica Nacional and subsidiaries (‘the Company”) is responsible for establishing and maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.

     The Company’s internal control over financial reporting is a process designed by, or under the supervision of, the Company’s Audit Committee, principal executive and principal financial officers, and effected by the Company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect material misstatements on a timely basis. Therefore even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 based on the criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations – COSO – of the Treadway Commission.

     A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment:

     Insufficient management oversight and supervisory review related to the monitoring controls over the completeness and accuracy of lawsuits and judicial processes substantially related to labor and civil claims to enable us to estimate and record the provision for contingencies relating to such lawsuits. However, there were no significant audit adjustments in the balances of provisions for contingencies and disputed taxes payable as a result of this control deficiency for the year ended December 31, 2007.

     Based on the assessment and the control deficiency abovementioned, management has concluded that, as of December 31, 2007, the Company’s internal control over financial reporting is ineffective.

     The effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 has been audited by KPMG Auditores Independentes, the Company’s independent registered public accounting firm, which opinion is stated in their report, dated June 30, 2008, included elsewhere in this form 20-F.

June 30, 2008	COMPANHIA SIDERÚRGICA NACIONAL

By: /s/ Benjamin Steinbruch	By: /s/ Otávio de Garcia Lazcano

Name: Benjamin Steinbruch	Name: Otávio de Garcia Lazcano
Title: Chief Executive Officer	Title: Chief Financial Officer